EXHIBIT 11.

                               DMI FURNITURE, INC.

                       CALCULATIONS OF EARNINGS PER SHARE

                                             AUGUST 31,     SEPTEMBER 2,        AUGUST 27,
                                                   1996             1995              1994
                                                   ----             ----              ----

Income before cumulative effect of a
 change in accounting principle                $375,667         $804,477        $1,101,044

Cumulative effect of a change in
 accounting for income taxes                       -                -            1,795,000

Extraordinary charge                               -                -              (50,000)
                                               --------         --------        ----------
Net income                                     $375,667         $804,477        $2,846,044
                                               --------         --------        ----------
                                               --------         --------        ----------

Average shares of common stock
  and common equivalents
  outstanding:

   Average common shares
    outstanding                               2,999,189        2,970,026         2,949,548

   Common stock equivalents--
    dilutive options and convertible
    preferred stock                           2,705,439        2,737,806         2,841,687
                                              ---------        ---------        ----------

Average shares of common
  stock and common stock
  equivalents outstanding                     5,704,628        5,707,832         5,791,235
                                              ---------        ---------        ----------
                                              ---------        ---------        ----------


Income per share before cumulative
 effect of a change in accounting
 principle                                         $.07             $.14              $.19

Cumulative effect per share of a
 change in accounting for income taxes                -                -               .31

Extraordinary charge                                  -                -              (.01)
                                                   ----             ----              ----

Earnings per common share                          $.07             $.14              $.49
                                                   ----             ----              ----
                                                   ----             ----              ----


                                       E-71